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                                                                    Exhibit 99.2

FOR:      PW Eagle, Inc.                                   FOR IMMEDIATE RELEASE
          222 South Ninth Street, Suite 2880
          Minneapolis, MN 55402
          (Nasdaq-NMS: "PWEI")

                            CONTACT: WILLIAM H. SPELL
          Chief Executive Officer, PW Eagle, Inc.
          612/305-0339

               PW EAGLE ANNOUNCES PROPOSED "DUTCH AUCTION" TENDER

MINNEAPOLIS -- MARCH 1, 2001 -- PW Eagle, Inc. (Nasdaq-NMS: "PWEI", formerly "EPII") announced that its Board of Directors proposed a "Dutch Auction" tender offer to purchase such number of shares of the Company's common stock that does not exceed the aggregate purchase price of $10,000,000. The Company currently has approximately 8,069,675 shares outstanding. Commencement of the proposed tender offer will be subject to, among other things, completion of all regulatory filings and financing arrangements. The Company plans to use funds provided by its current revolving credit facility to finance the proposed Dutch Auction.

The offer is expected to commence by the end of March 2001. Shareholders will be invited to sell their shares to the Company at prices determined by the tendering shareholders within a range to be specified in the proposed offer, expected not to be in excess of $9.00 nor less than $7.50 per share, in $.25 increments, subject to market conditions. There is no certainty that the Company will purchase all shares tendered in the completed offer, and in the event of an over-subscription within the specified range, shares tendered by shareholders owning less than 100 shares will be accepted first and the remaining tendered shares accepted by the Company will be accepted on a pro rata basis.

The Company has been advised that neither the Company's directors or executive officers intend to tender any shares pursuant to the proposed offer.

William H. Spell, Chief Executive Officer, stated, "We believe that PW Eagle stock is currently undervalued by the market and that there may not be sufficient trading volume to permit shareholders to sell their holdings. Unfortunately, we don't expect that the difficulties currently being encountered by our industry and the general economy will abate soon, and we are not likely to report improved earnings until after the second quarter of this year. This combination led us to conclude that it would enhance the value of the holdings of the remaining shareholders while at the same time providing liquidity to those who want to sell their shares if we conducted a "Dutch Auction" tender offer. The process will be started as soon as the documents can be completed and mailed to the shareholders."


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THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO
BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF PW EAGLE, INC. COMMON STOCK. COMMENCEMENT OF THE PROPOSED TENDER OFFER IS SUBJECT TO, AMONG OTHER THINGS, COMPLETION OF ALL REGULATORY FILINGS. ANY SOLICITATION OF OFFERS TO BUY PW EAGLE, INC. COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS TO BE SENT BY PW EAGLE, INC. TO ITS SHAREHOLDERS ON THE COMMENCEMENT OF THE PROPOSED OFFER. SHAREHOLDERS SHOULD CAREFULLY READ THOSE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. SHAREHOLDERS WILL BE ABLE TO OBTAIN COPIES OF THE OFFER TO PURCHASE, RELATED MATERIALS AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION'S WEB SITE AT HTTP://WWW.SEC.GOV:
WITHOUT CHARGE WHEN THESE DOCUMENTS BECOME AVAILABLE. SHAREHOLDERS WILL ALSO BE ABLE TO OBTAIN COPIES OF THE OFFER TO PURCHASE AND RELATED MATERIALS, WITHOUT CHARGE, WHEN AVAILABLE, FROM PW EAGLE, INC. BY ORAL OR WRITTEN REQUEST TO PW EAGLE, INC. ATTENTION: INVESTOR RELATIONS, 222 SOUTH 9TH STREET, SUITE 2880, MINNEAPOLIS, MN 55402 OR BY CALLING (612) 305-0339.

PW Eagle, Inc. is a leading extruder of PVC pipe and polyethylene tubing products. The Company operates ten manufacturing facilities in the midwestern and western United States. PW Eagle's common stock is traded on the Nasdaq National Market under the symbol "PWEI".


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